Exhibit 99.1


Atlantic Coast Financial Corporation Announces Extension of Community Offering and Results of the Stockholder and Depositor Special Meetings
      in Connection with Its Second-Step Conversion and Offering


    WAYCROSS, Ga.--(BUSINESS WIRE)--Nov. 27, 2007--Atlantic Coast Financial Corporation, a recently formed Maryland corporation (the "Company"), the proposed holding company for Atlantic Coast Bank and successor company for Atlantic Coast Federal Corporation, a federal corporation (NASDAQ:ACFC), today announced that the community portion of its second-step offering has been extended to December 28, 2007, as provided for in the prospectus dated October 12, 2007. Subscriptions received to date are not sufficient to reach the minimum of the offering range. Current orders received will be maintained by the Company, with interest accruing on subscribers' funds. Persons who are interested in participating in the extended community offering can contact our Stock Information Center at (877) 565-8569.

    The Company is currently reviewing market conditions to determine when it may commence a syndicated offering to sell shares to the general public not subscribed for in the subscription and community offerings. Stifel, Nicolaus & Company, Incorporated will act as sole book-running manager and FTN Midwest Securities Corp. will act as co-manager for the syndicated offering, which would also be conducted on a best-efforts basis. Neither Stifel, Nicolaus & Company, Incorporated nor FTN Midwest Securities Corp. is required to purchase any shares in the offering.

    At special meetings held on November 27, 2007, the stockholders of Atlantic Coast Federal Corporation and the members of Atlantic Coast Federal, MHC approved the plan of conversion and reorganization. The completion of the conversion and offering remains subject to (1) final approval from the Office of Thrift Supervision to complete the conversion and offering, including approval of the final appraisal, and (2) the sale of at least 11,475,000 shares.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company.

    Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Federal Corporation, the holding company for Atlantic Coast Bank had approximately $915.7 million in assets as of September 30, 2007. Atlantic Coast Bank is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    This news release contains certain forward-looking statements. These include, but are not limited to, statements regarding the anticipated size and timing of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Atlantic Coast Federal Corporation and Atlantic Coast Bank, and changes in the securities markets.

    This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus. The shares of common stock are not savings accounts, savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.


    CONTACT: For Atlantic Coast Financial Corporation:
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376